Sub-Item 77M
Mergers
2-34393, 811-1879

On April 5, 2013, Janus Global Allocation Fund - Moderate was the surviving fund in a reorganization. All of the assets and liabilities of Janus World Allocation Fund were transferred to Janus Global Allocation Fund - Moderate. The circumstances and details of the merger are contained in the February 5, 2013 SEC Filing, Conformed Submission Type N-14/A, accession number 0000950123-13-000812 and such filing is herein incorporated by reference as an exhibit to the Sub-Item 77M of Form N-SAR.